EXHIBIT 4.10

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement (“Amendment”), dated as of March 30, 2009, is made and entered into by and among Sociedade Brasileira De Participações Ltda., a sociedade limitada organized and existing under the Laws of Brazil (“Buyer”), Chevron Latin America Marketing LLC, a Delaware limited liability company (“CLAM”), Chevron Amazonas LLC, a Delaware limited liability company (together with CLAM, “Sellers”), Chevron Brasil Ltda., a sociedade limitada organized and existing under the Laws of Brazil (“CBL”), and Sociedade Anônima de Óleo Galena Signal, a sociedade anônima organized and existing under the Laws of Brazil (“Galena” and, together with CBL, the “Companies”).

RECITALS:

A. SELLERS, BUYER AND COMPANIES ARE PARTIES TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AUGUST 14, 2008 (“AGREEMENT”).

B. THE PARTIES NOW WISH TO AMEND THE AGREEMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS HEREIN CONTAINED.

AGREEMENT:

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND AGREEMENTS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

Definitions. Except as otherwise provided in this Amendment, all capitalized terms used herein shall have the same meanings as set forth in the Agreement. References herein to the Agreement shall mean the Agreement, as amended by this Amendment.

Exhibits. Exhibit M-1 is eliminated from the Agreement, and attached hereto are the following finalized, amended and/or updated Exhibits to the Agreement which, unless otherwise specified herein, are substituted for the original forms:

Exhibit A

Exhibit B

Exhibit C

Exhibit D (as of the Closing Date)

Exhibit G

Exhibit H

Exhibit J

Exhibit K

Exhibit L

Exhibits M-2, M-3, M-4

Exhibits N-1, N-2, N-3

Exhibit O (as of the Closing Date)

Exhibit P

Exhibit Q

Exhibit S

Exhibit T

Exhibit U

Exhibit V

Schedules. Attached hereto are the following additional, amended and/or updated Schedules as of the Closing Date:

Schedule 3.2.2(a)

Schedule 3.2.3(a)

Schedule 3.2.4(a)

Schedule 3.2.4(b)

Schedule 3.2.4(c)

Schedule 3.2.6(e)

Schedule 3.2.6(f)

Schedule 3.2.10

Schedule 3.2.11(b)

Schedule 3.2.12(a)

Schedule 3.2.12(b)

Schedule 3.2.13

Schedule 3.2.14(a)

Schedule 4.16(c)

Schedule 7.4(b)

Schedule 3.2.20

Repayment of Deposit. Section 1.2(a) of the Agreement is amended by deleting the words “On the date of receipt of $38,113,534.95 or as soon thereafter as reasonably possible,” and replacing them with the following: “On the Closing Date or as soon as reasonably possible thereafter,”

Closing. Article II of the Agreement is amended and renumbered as follows:

The words “(other than those conditions customarily taken and completed on the Closing Date)” are inserted between the words “conditions” and “to” and Article II is renumbered as Section 2.1.

The following is inserted as a new Section 2.2 in the Agreement: “The documents, deeds and agreements to be delivered at or prior to Closing pursuant to Section 5.2 and Section 6.2 (collectively, “Deliverables”) shall be signed and delivered to Pinheiro Neto Advogados at the address stated in Section 2.1 by 8:00 a.m. Brasilia time on the Closing Date. The parties agree and acknowledge that Pinheiro Neto Advogados shall hold the Deliverables in escrow as escrow agent until Sellers receive notice from the receiving bank that the Deposit and the Dollar Equivalent of the Closing Cash Consideration and the Dollar Equivalent of the Preliminary Working Capital Payment have all been received in the accounts identified at Exhibit C of the Agreement (“Receipt of Payment”). Until Receipt of Payment, such amount due to the Sellers on the Closing Date shall remain the irrevocable property of Buyer. Immediately upon Receipt of Payment, the Deliverables shall be automatically released from escrow and the Deliverables owed to each party shall become the property of the respective parties at such time. Upon Receipt of Payment, the parties are irrevocably barred from attempting to rescind the transactions that are the subject of the Agreement.”

Master Lubricants Supply Agreement. Section 4.9(b) of the Agreement is amended to include the words “or Companhia Brasileira de Petróleo Ipiranga, as applicable,” between the words “CBL” and “to honor” and Section 4.9(b)(i) of the Agreement is amended to replace “CBL” with “Companhia Brasileira de Petróleo Ipiranga.”

Certificates of the Sellers. Section 5.2(c) of the Agreement is amended by deleting the words “the Secretary” and inserting in their place the words “a duly authorized attorney-in-fact” and Section 5.2(d) of the Agreement is amended by deleting the words “an officer” and inserting in its place the words “a duly authorized attorney-in-fact.”

Certificate of the Buyer. Section 6.2(b) is amended by deleting the words “the Secretary or Assistant Secretary” and inserting in their place the words “an officer.”

Key Managers. The definition of Key Managers as of the Closing Date is amended to substitute Jorge Barcelos in place of Paula Lemos Pagani, and Francisco Pereira in place of Carlos Ary Noronha.

Knowledge of Sellers. The definition of Knowledge of Sellers as of the Closing Date is amended to substitute Jorge Barcelos in place of Paula Lemos Pagani, and Francisco Pereira in place of Carlos Ary Noronha.

Reais Equivalent.

The definition of “Reais Equivalent of RDE-IED” is deleted in its entirety from the Agreement.

The following definition is inserted in Section 9.1 of the Agreement: ““True-Up Reais Equivalent Amount” means the Reais equivalent of the Dollar Equivalent of the Working Capital Excess less the Dollar Equivalent of the Financial Debt Excess, if any, calculated using the higher of the Exchange Rate as of the applicable Exchange Rate Calculation Date or the Remittance Exchange Rate.”

Remittance Exchange Rate. The following definition is inserted in the Agreement: ““Remittance Exchange Rate” means the exchange rate negotiated by Buyer with its selected financial institution in Brazil as the applicable foreign exchange rate for the purchase of U.S. Dollars by Buyer, as shown (i) for the purposes of calculating the Withholding Tax at Closing Date, in the relevant Contrato de Câmbio (foreign exchange agreement) by and between the Buyer and such financial institution on the Closing Date and (ii) for the purposes of calculating the Withholding Tax at Working Capital True-Up Date, in the relevant Contrato de Câmbio (foreign exchange agreement) by and between the Buyer and such financial institution on the Working Capital True-Up Date.”

Foreign Exchange Agreement. The following is inserted in Section 1.2(a) after the words “as soon thereafter as reasonably possible,”: “but in any event not prior to Sellers’ receipt of a copy of the Contrato de Câmbio (foreign exchange agreement) applicable to the Withholding Tax at Closing Date.”

Residual Lubricants Receivables. The following new definition is added to Section 9.1: ““Residual Lubricants Business” means the residual business (not part of the Transferred Lubricants Supply Business) of selling lubricants that remained in CBL after the business was transferred to CBLL in November 2008 as part of the Divestiture Transactions and which generated the Additional Lubricants Receivables, the Current Lubricants Payables the Taxes Payable – Lubricants Accounts and Additional Lubricants Inventory. For the avoidance of doubt, the CBL Residual Lubricants Business shall be treated as part of the Retained Business.”

Withholding Tax at Closing Date. The definition of Withholding Tax at Closing Date is deleted and replaced with the following: ““Withholding Tax at Closing Date” means the withholding income tax in Reais on the capital gain obtained by the Sellers, allocated between Galena Shares and CBL Quotas, as a consequence of the sale of Securities under this Agreement, as will be calculated, withheld, collected and paid by the Buyer as of the Closing Date, at the rate of 15% on the positive difference, if any, between the sum of the Deposit, the Dollar Equivalent of the Closing Cash Consideration and the Dollar Equivalent of the Preliminary Working Capital Payment and the amount denominated in Dollars in the RDE-IED for CBL and Galena at the date of the Closing, converted into Reais using the higher of the Remittance Exchange Rate or the Exchange Rate on the Exchange Rate Calculation Date. The mechanism of calculation of the tax over any possible capital gain described above and the corresponding 15% rate shall be altered as required by Law applicable to the withholding income tax on capital gains obtained by non-residents in Brazil provided that such alteration enters into effect prior to the Closing Date.”

Withholding Tax at Working Capital True-Up Date. The definition of Withholding Tax at Working Capital True-Up Date is amended to delete the words “positive difference between the Preliminary Working Capital Payment and the Closing Working Capital” and insert in their place the words “True-Up Reais Equivalent Amount.”

Indemnification by Sellers. Section 7.6.1 of the Agreement is amended to include the following sub-section at the end of the first sentence: “(c) any Taxes or Losses resulting from or arising in connection with any claim by any Governmental Authority after Closing pursuant to the Law relating to the calculation of withholding tax on capital gains for non-residents in Brazil to the effect that a higher percentage of withholding tax on the capital gain obtained by the Sellers on the sale of the Securities (in excess of the withholding tax deducted at Closing and on the Working Capital True-Up Date, if any, in accordance with this Agreement) should have been deducted at Closing or the Working Capital True-Up Date or is otherwise payable.”

Notice. Section 10.2 of the Agreement is amended to reflect the following facsimile number for Chevron Products Company, General Counsel, Global Downstream: 1-866-420-0335.

Exchange Rate Calculation Date. The definition of Exchange Rate Calculation Date is amended to read as follows: ““Exchange Rate Calculation Date” means the date that is two (2) Business Days prior to the date when the payment of the Dollar Equivalent is due pursuant to the terms of this Agreement or otherwise.”

Effect of Amendment. Except to the extent modified in this Amendment, the Agreement shall continue unchanged in full force and effect. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall control. This Amendment shall take effect on the date set out in the introduction above (being March 30, 2009) and, for the avoidance of doubt, shall not affect any rights or obligations of any party that have accrued under the Agreement or otherwise prior to such date.

Master Bank Guarantee Agreements. The following is inserted as a new Section 3.2.20: “None of the master agreements listed in Schedule 3.2.20 include any provision that would entitle the issuer of any of the guarantees to amend, modify or terminate any such master agreement or any such guarantee solely as a result of the sale of the Companies or changes in the financial condition of the Companies.”

Evidence of Release of Transferred Business Guarantees. At the end of Section 4.14(c) of the Agreement, the following shall be added: “Buyer shall provide Sellers with evidence documenting the release of Chevron Corporation as account party on each Transferred Business Guarantee. Upon receipt of the foregoing evidence, Sellers will reimburse Buyer pro rata for Market Fees that apply to periods after such date.”

Evidence of Release of Retained Business Guarantees. At the end of Section 4.14(f) of the Agreement, the following shall be added: “Sellers shall provide Buyer with evidence documenting the release of CBL as account party on each Retained Business Guarantee. Upon receipt of the foregoing evidence, Buyer will reimburse Sellers pro rata for cost reimbursements that apply to periods after such date to the extent reimbursed by third parties, provided that Buyer shall use commercially reasonable efforts to have such reimbursement made.”

Time of Closing Representations. All references to “Closing Date” and/or “Closing” in Article III of the Agreement shall be amended to refer to “8:00 a.m. Brasilia time on the Closing Date.” Section 5.1.1 is amended to insert the words “as of 8:00 a.m. Brasilia time on the Closing Date” in place of the words “as of the Closing Date.”

Data Room. The parties acknowledge and agree that, in relation to the repetition of the representations and warranties by the Sellers as at 8:00 a.m. Brasilia time on the Closing Date in Article III of the Agreement, the only documents and information disclosed in relation to such representations and warranties have been disclosed in the Exhibits and Schedules of the Agreement, the contents of the CDs provided to the parties by Merrill Corporation memorializing the Project Bravo 2008 virtual Data Room as of August 14, 2008, and the CDs which are to be provided to the parties by Merrill Corporation memorializing Section 13 of the Project Bravo 2008 virtual Data Room as of 8:00 a.m., Brasilia time, March 31, 2009.

Currency for Transferred Business Guarantee Market Fee Payments. The final sentence of Section 4.14(c) of the Agreement is amended to insert the words “The Dollar Equivalent of such compensation” in place of the words “Such compensation.”

Counterparts. This Amendment may be executed in any number of counterparts each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

[Signatures on next page]

[Signatures to First Amendment to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

CHEVRON LATIN AMERICA MARKETING LLC		CHEVRON AMAZONAS LLC

By:	/s/ GILSON ANTÔNIO DUARTE RIBEIRO	By:	/s/ GILSON ANTÔNIO DUARTE RIBEIRO
Name:	GILSON ANTÔNIO DUARTE RIBEIRO	Name:	GILSON ANTÔNIO DUARTE RIBEIRO
Title:	ATTORNEY IN FACT	Title:	ATTORNEY IN FACT

CHEVRON BRASIL LTDA.		CHEVRON BRASIL LTDA.

By:	/s/ MAURÍCIO B. CAMPOS	By:	/s/ ANTONIO ENNES P. LIMA
Name:	MAURÍCIO B. CAMPOS	Name:	ANTONIO ENNES P. LIMA
Title:	OFFICER	Title:	OFFICER

SOCIEDADE ANÔNIMA DE ÓLEO GALENA SIGNAL		SOCIEDADE ANÔNIMA DE ÓLEO GALENA SIGNAL

By:	/s/ MAURÍCIO B. CAMPOS	By:	/s/ ANTONIO ENNES P. LIMA
Name:	MAURÍCIO B. CAMPOS	Name:	ANTONIO ENNES P. LIMA
Title:	OFFICER	Title:	OFFICER

SOCIEDADE BRASILEIRA DE PARTICIPAÇÕES LTDA.		SOCIEDADE BRASILEIRA DE PARTICIPAÇÕES LTDA.

By:	/s/ JOSÉ MANUEL BORGES	By:	/s/ FABIANA IENO JUDAS
Name:	JOSÉ MANUEL BORGES	Name:	FABIANA IENO JUDAS
Title:	OFFICER	Title:	ATTORNEY IN FACT